Exhibit 10.16

AGS HOLDINGS, LLC

August 16, 2012

PAUL LOFGREN

American Gaming Systems

6680 Amelia Earhart Court

Las Vegas, Nevada 89119

Dear PAUL:

The Board of Managers of AGS Holdings, LLC (the “Company”) has selected you to participate as a Covered Executive in the Company’s Phantom Units Plan, as amended (the “Plan”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan and this Phantom Units Certificate shall be subject to and governed by all the terms and conditions of the Plan. A copy of the Plan is attached as Exhibit A to this Phantom Units Certificate.

1. Phantom Units Grant

Your “Strike Price Value” is $56,000,000. The Strike Price Value shall be adjusted from time to time as follows: (i) the Strike Price Value shall be increased by any additional capital contributions made on the Outstanding AGS Units by the holders thereof after April 30, 2010 and (ii) the Strike Price Value shall be reduced by any distributions or redemption payments made on the Outstanding AGS Units (other than tax distributions as determined by the Board) prior to a Change in Control.

Your number of “Phantom Units” is 100, which represents 1% of all Transaction Proceeds on the Outstanding AGS Units, after deducting your Strike Price Value.

2. Vesting of Phantom Units

(a) Time Vested Phantom Units. Your Phantom Units shall vest over time. The number of Phantom Units which are then vested (“Vested Phantom Units”) shall equal the product of (i) 100 and (ii) the following percentage based on your number of years of service to the Company and/or AGS from the date you became an employee of AGS (the “Start Date”), provided that all additional vesting shall cease on the date on which you Separate from Service from AGS (the “Termination Date”):

From the Start Date until the first quarter anniversary thereof	0%
At the first quarter anniversary of the Start Date	6.25%
Each full quarter thereafter	an additional 6.25%
Fourth anniversary	100%

In the event that you have been terminated by the Company for “Cause” prior to the date of a Change in Control, then the number of Vested Phantom Units shall be 0%.

PHANTOM UNITS CERTIFICATE

All Phantom Units which are not Vested Phantom Units on your Termination Date shall be forfeited.

Notwithstanding the foregoing, in the event you are still an employee of the Company upon the date of a Change in Control, then the number of Vested Phantom Units shall be equal to the sum of (i) the number of Vested Phantom Units as of the date of the Change in Control and (ii) 100% of the unvested Phantom Units as of the date of the Change in Control.”

3. Purchase of Vested Phantom Units Upon the Termination Date

(a) Payment for Vested Phantom Units. If a Termination Date occurs prior to the occurrence of a Change in Control, then all of your Vested Phantom Units shall be paid out at the price determined in accordance with the provisions of Section 4 hereof (the “Repurchase”).

4. Purchase Price for Vested Phantom Units

(a) Net Individual Transaction Proceeds or Repurchase Price.

(i) In the event you are still an employee of the Company upon the date of a Change of Control, the Net Individual Transaction Proceeds to be calculated for your Vested Phantom Units shall be equal to the positive difference between the sale price at the time of a Change of Control minus (i) all outstanding funded indebtedness of AGS as of the Change of Control, plus (ii) all cash and cash equivalents of AGS as of the Change of Control, and minus (iii) the Strike Price. Then the Purchase Price for your Phantom Units is the product of the percentage value of your Phantom Units and the Net Individual Transaction Proceeds. For example, if the Company is sold for $200 million and it has $102 million in debt and $2 million in cash, then the purchase price will be $200 million minus $100 million ($102 million—$2 million)). With a Strike Price Value of $56 million, your Net Individual Transaction Proceeds are $44 million ($100 million less $56 million). Assuming your 100 Phantom Units or 1% of the Net Individual Transaction Proceeds are fully vested, that leaves you with a payment of $440,000 (1% of $44 million); or

(ii) The Repurchase amount to be paid for your Vested Phantom Units pursuant to Section 3 shall be equal to the positive difference between (A) the product of (1) AGS’ earnings before interest, income taxes, depreciation and amortization (EBITDA) for the prior 12 months for which financial statements are available as of the Termination Date, and (2) five and one half (5.5) and (B) all outstanding funded indebtedness of AGS as of the Termination Date plus all cash and cash equivalents of AGS as of the Termination Date multiplied by your Phantom Unit interest expressed as a percentage. For example, if the Company’s prior 12 months EBITDA is $40 million and it has $102 million in debt and $2 million in cash, then the Repurchase Price will be $220 million (5.5 x $40 million) - $100 million ($102 million - $2 million) or $120 million less the Strike Price times your Phantom Unit percentage. With a Strike Price of $56 million, and assuming you had 100 Phantom Units or 1% vested, the Repurchase Price for your Phantom Units would be $640,000 (1% of $64 million ($120 million - $56 million)). However, if a Change of Control occurs within 18 months of your Termination Date, then the Repurchase amount will be equal to the amount calculated in Section 4(a)(i).

PHANTOM UNITS CERTIFICATE

(b) Timing of Payment. The Repurchase amount for the Vested Phantom Units shall be paid at the option of the Company on the earlier to occur of (A) within five years of your Termination Date or (B) within 30 days after a Change of Control in a lump sum. If your Phantom Units were Repurchased within 18 months of a Change of Control and the amount you were paid is less than the amount that would have been calculated in Section 4(a)(i) then a “catch up” payment will be paid to you to bring you up to the amount that would have been paid in Section 4(a)(i) when such funds become available through any escrow or transaction contingency. In the event you are still an employee upon the date of a Change of Control, you will be paid the Purchase Price within 30 days of said Change of Control. Such amount shall be fixed and shall not be affected by any change in future value of the Company. All amounts payable to you shall be net of all required tax withholding.

5. General

(a) This Phantom Units Certificate together with the Plan (the terms of which are hereby incorporated by reference) are intended to be a final expression of the agreement between you and the Company and are intended to be a complete and exclusive statement of the agreement and understanding between you and the Company with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter other than those referred to herein and in the Plan.

(b) This Phantom Units Certificate shall not be construed as creating any contract for continued services between you and the Company or any of its subsidiaries and nothing herein contained shall give you the right to be retained as an employee of the Company or any of its subsidiaries.

(c) Any Phantom Unit Proceeds you may be eligible to receive under the Plan on account of a Change in Control shall be paid to you pursuant to Section 5 of the Plan.

THIS AGREEMENT SUPERSEDES ALL PREVIOUS AGREEMENTS, WRITTEN OR

ORAL, RELATING TO THE ABOVE SUBJECT MATTER, AND SHALL NOT BE

CHANGED ORALLY.

If this Phantom Units Certificate correctly states your understanding of the agreement between you and the Company, please countersign in the space provided below. If you have any questions regarding the Plan or this Phantom Units Certificate, please contact the Legal Department.

PHANTOM UNITS CERTIFICATE

AGS HOLDINGS, LLC

By:	/s/ ROBERT MIODUNSKI
ROBERT MIODUNSKI PRESIDENT

AGREED TO AND ACCEPTED

/s/ PAUL LOFGREN
Name: PAUL LOFGREN

ALPINE AGS, LLC

By:	/s/ Graham Weaver
Graham Weaver An Authorized Signatory

PHANTOM UNITS CERTIFICATE